AGREEMENT ON FUTURE LEASE AGREEMENT AND ON RIGHTS AND DUTIES IN CONNECTION WITH ACQUISITION AND DEVELOPMENT OF LAND

This Agreement on Future Lease Agreement and on Rights and Duties in Connection with Acquisition and Development of Land (hereinafter referred to as the "Agreement") is entered into pursuant to Sections 289 et seq. of Act No. 513/1991 Coll., the Commercial Code, as amended, by the following parties:

CTP Property X, spol. s r.o.
a company existing under the laws of the Czech Republic,
with its registered seat in Humpolec, Central Trade Park D1 1571, Postal Code 396 01
Identification No.: 281 31 754
entered in the Commercial Register kept at the Regional Court in Èeské Budìjovice, Section C, File 19085 acting through Mr. Remon Leonard Vos, Executive

(hereinafter referred to as the "Future Lessor")

and

FEI Czech Republic s.r.o.
a company existing under the laws of the Czech Republic
with its registered seat in Brno, Podnikatelská 2956/6, Postal Code 612 00
Identification No.: 469 71 629
entered in the Commercial Register kept at the Regional Court in Brno, Section C, File 7300 acting through Mr. Bradley J. Thies and Raymond A. Link, Executives

(hereinafter referred to as the "Future Lessee")

(The Future Lessor and the Future Lessee are hereinafter referred collectively to as the "Parties" and individually as the "Party".)

ARTICLE I.

INITIAL DECLARATION

1.1
The Future Lessor hereby represents to the Future Lessee, that based on the Lease Agreement and Agreement on Future Purchase Agreement with Pre-emptive Purchase Right concluded between the City of Brno and CTP Invest, spol. s r.o. (ID: 261 66 453) on December 21st, 2010, as amended by the Amendment no. 1 dated July 15th, 2011 by which the Future Lessor acceded thereto (hereinafter referred to as the “Land Agreement with Brno”), attached as Annex 9 hereto:

(i)
the Future Lessor is the lessee of a below defined part of the land plot No. 2828/1 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, registered with the land registry administered by the Land Registry Office for the South Moravian Region, Cadastral office Brno - mìsto, on the ownership list No. 10001, and forming part of an industrial complex known as CTPark Brno II. The above mentioned part of the land plot No. 2828/1 in the area of approx. 63,845 sq m to be used for construction of the Property (as defined below) in accordance herewith by the Future Lessor and, upon completion and fulfillment of the terms and conditions contained herein, to be used by the Future Lessee in accordance with the Lease Agreement (as defined below) is marked on the site plan attached in Annex 1 hereto (hereinafter referred to as the “Land”);

(ii)
the Future Lessor is entitled to build industrial, logistics and office facilities on the Land and lease such facilities to the Future Lessee; the Land is suitable for construction of the Property in accordance herewith and that the Land is not contaminated by any means;

(iii)
the Future Lessor is entitled to use and to enable the use of the Land and grant an unrestricted and unlimited access to the Land, and subsequently Property to the Future Lessee on the basis of the above mentioned Land Agreement with Brno; and

(iv)
upon fulfillment of conditions contained in the Land Agreement with Brno the Future Lessor shall become the owner of the Land with a right to lease facilities constructed on the Land to the Future Lessee.

The Future Lessor represents and warrants and undertakes to ensure that in case the Future Lessor would not become the owner of the Land or would become owner of the Land only after execution of the Lease Agreement it should not have any adverse effects on the title of the Future Lessee to use the Property hereunder and under the Lease Agreement.

The Future Lessor represents and warrants that it is not in breach of the Land Agreement with Brno and there is no reason for termination thereof. The Future Lessor undertakes to either purchase the Land or keep the Land Agreement with Brno valid and effective for entire duration of this Agreement and Lease Agreement or the Future Lessor shall otherwise ensure access to and use of the Property by the Future Lessee hereunder and under the Lease Agreement. In case the Future Lessor purchases the Land it shall immediately notify the Future Lessee in writing and it shall conclude with the Future Lessee an amendment hereto modifying the Lease Agreement regarding use of the relevant part of the Property, forming part of the Land within 30 (thirty) days of such purchase.

The Parties agree that the Future Lessor shall ensure that any and all of the representations of the Future Lessor stated in this Article 1.1 will remain to be true, not misleading and correct for the entire duration of this Agreement and Lease Agreement and shall fulfill its obligations stated in this Article 1.1. In case that the Future Lessor breaches its obligation under the preceding sentence the Future Lessor shall be obligated to pay to the Future Lessee contractual penalty in the amount of EUR 10,000 per each day of delay. If such risks are also insured by the Future Lessor, the Future Lessor shall be liable to the Future Lessee for the damages exceeding the penalties up to the amount covered by such insurance of the Future Lessor.

A site plan of the Facility, Property and Extension (as defined in the Article 10.1 below) including the Land is attached hereto as Annex 1 hereto. The excerpt from the cadastre regarding the land plot no. 2828/1 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto is attached as an Annex 2 hereto.

1.2
The Future Lessor shall finance the construction of the below specified Facility and Building by means of a standard bank loan and own equity of the Future Lessor, therefore, the Parties hereto, subject to fulfillment of the conditions stipulated herein, undertake to conclude a lease agreement, draft of which is attached as Annex 3 hereto (hereinafter referred to as the “Lease Agreement”), subject of which shall be a lease of the below mentioned Building and a sublease of the Land for the conditions stipulated in the Annex 3 hereto.

1.3
The Future Lessor hereby undertakes to enable full use of the Property under the Lease Agreement to the Future Lessee for the purpose of lease as specified in the Specification of Property Use (as defined in the Annex 6 hereto and in the Article 3.1 below) on April 1st, 2014 at the latest (hereinafter referred to as the “Target Date”). The Parties confirm that they will exert their best efforts to ensure that the Commencement Date (as defined below) occurs prior to the Target Date. The Parties are aware that the Future Lessor shall be able to acquire the Use Permit only within thirty (30) days after the Future Lessee completes the installation of at least a part of the Future Lessee's machinery and equipment / technology in the Building in the required extent for issuance of the Use Permit and the Future Lessee hands over to the Future Lessor all certificates, protocols and manuals to the machinery and equipment / technology necessary for issuance of the Use Permit which will be requested by the Future Lessor timely and sufficiently in advance as well as description of necessary extent of installed machinery; all in accordance with Article 4.3 letter (iv) hereof.

1.4
The Parties hereby agree that following execution of the Hand-Over Protocol (as defined in the Article 7.3 below), stating that the Future Lessee accepted to take-over the Property for use and confirmed the due completion of the Extension in accordance herewith, each Party shall have the right to serve a written call to the other Party to execute the Lease Agreement (hereinafter referred to as the “Call”). After the delivery of the Call by one Party to the other, the other Party shall be obligated to execute the Lease Agreement without delay; however within eight (8) calendar days at latest and the lease under the Lease Agreement shall commence on the date of execution of the Lease Agreement by both Parties (hereinafter referred to as the “Commencement Date”). Should no Party deliver the Call according to this Article until December 31st, 2014, commencing from the following day none of the Parties shall be entitled to make the Call hereunder and each of the Parties shall be then entitled to withdraw herefrom, unless the Parties agree in writing otherwise.

1.5
After execution hereof, upon request of one Party, the other Party shall execute and deliver to the requesting Party, from time to time, any additional instruments or documents considered necessary or reasonably desirable by the requesting Party to evidence, effect, finalize, record and/or complete the transactions and/or the obligations contemplated by this Agreement.

ARTICLE II.
OBLIGATION TO BUILD THE PROPERTY

2.1	The Future Lessor hereby undertakes to construct on the Land the following production/warehouse and office facilities with the adjacent paved areas:

(I.) (i)
a production/warehouse facility with a footprint of 33,115 sq m known as Facility “D2” and comprising of two parts D2.2 and D2.3 (hereinafter referred to as the “Facility D2”), part of which known as “D2.2” to be designated as the production / warehouse building with a footprint area of 20,900 sq m consisting of:

•the production/warehouse area with a size of 16,940 sq m,
•the preparation for the in-built office and utilities/sanitary areas with a size of 3,960 sq m,

which is to be located on the part of the Land and shall be constructed in accordance with the site plan forming an Annex 1 hereto, floor plan forming an Annex 4A hereto, preliminary construction documents forming an Annex 15 hereto and in accordance with the technical specification attached in Annex 5A hereto (hereinafter referred to as the “Technical Specifications D2.2”), Requested Changes (as defined in the Article 5.2 below), if applicable, and the Specification of Property Use and all other terms and conditions agreed hereunder (such part of building of the Facility D2 shall be hereinafter referred to as the “Production/Warehouse Building D2.2”); and

(ii)
adjacent paved areas consisting of an outer yard with a size of 10,090 sq m including manipulation areas for the trucks and loading ramps and a car park area with 484 surface car parking lots, all for an exclusive use by the Future Lessee, and access roads for a non-exclusive (shared) use by the Future Lessee, all to be also located on part of the Land and to be constructed in accordance with the site plan forming an Annex 1 hereto, preliminary construction documents forming an Annex 15 hereto and in accordance with the Technical Specifications D2.2 and all other terms and conditions agreed hereunder (hereinafter referred to as the “Paved Areas D2.2”),

and

(II.) (i)
a multi-storey office facility with a footprint of 2,431 sq m and a total rentable area of 9,414 sq m known as building “D2.1” (hereinafter referred to as the “Office Building D2.1” and jointly with Facility D2 hereinafter referred to as the “Facility”) consisting of:

•the office and laboratory areas with a total size of 6,202 sq m;

•	the utilities and sanitary areas with a total size of 1,631 sq m (including 110 sq m of utilities/sanitary areas located in the basement);

•	cafe and canteen areas with a total size of 1,066 sq m;
•the roof top terrace with a size of 515 sq m;
•106 underground (basement) car parking lots,

to be located on the part of the Land and to be constructed in accordance with the floor plan forming an Annex 4B hereto, site plan forming an Annex 1 hereto, preliminary construction documents forming an Annex 15 hereto and in accordance with the technical specification attached in Annex 5B hereto (hereinafter referred to as the “Technical Specifications D2.1” and jointly with Technical Specifications D2.2 and Technical Specification D2.3 (as defined in the Article 10.1 (i) below) the “Technical Specifications”), Requested Changes (if applicable), and Specification of Property Use and all other terms and conditions agreed hereunder; and

(ii)
adjacent paved areas consisting of an outer yards, green and water elements with a total size of 1,520 sq m and a car park area with 28 surface car parking lots, all for an exclusive use by the Future Lessee to be also located on part of the Land and to be constructed in accordance with the site plan forming an Annex 1 hereto, preliminary construction documents forming an Annex 15 hereto and in accordance with the Technical Specifications D2.1 and all other terms and conditions agreed hereunder (hereinafter referred to as the “Paved Areas D2.1”).

The Production/Warehouse Building D2.2 and the Office Building D2.1 shall be jointly hereinafter referred to as the “Building”.

The Paved Areas D2.2 and the Paved Areas D2.1 shall be hereinafter jointly referred to as the “Paved Areas”.

The Building and the Paved Areas shall be hereinafter jointly referred to as the “Property”.

For avoidance of doubt, the term Facility for purpose of construction and completion in accordance hereof (mainly Article 10.1) shall also include the Extension and completion of the Extension to the extent as specified herein. Therefore any reference in this Agreement to the inspections, confirmations, measurements and other part of construction process also apply to the Extension. The Future Lessor is not however responsible for any defects, other than defects described below, of the Extension as the Extension shall not be object of the hand-over for the Early Access (as defined in the Article 4.2 below), nor the final Hand - Over (as defined in the Article 7.1 below) and shall have no effect, except for the case of occurrence of the defects described below, on the Future Lessor's right to collect the Compensation. Defects of the Extension entitling to reduction of the Compensation and rejection of the Hand - Over by the Future Lessee shall be defects: (i) removal of which would cause disturbance of use of the Property under the Lease Agreement exceeding the vibration, EMI and acoustic limits as stipulated in Annex 16 hereto and/or (ii) surface deviations exceeding limits stipulated in Article 3.3 hereof and/or (iii) defects of floor constructions and Requested Changes related to the Extension (hereinafter jointly referred to as the “Extension Defects”).

The Future Lessor warrants that the Facility and Property shall be constructed duly, timely, with relevant professional care and in accordance with all the applicable legal, environmental, planning and building regulations and technical norms and shall lease the Building and allow use of the Paved Areas (both in the form of sublease and non-exclusive use of designated parts of the Paved Areas as described herein) to the Future Lessee after fulfillment of all the conditions herein based on the Lease Agreement. Unless expressly stated otherwise herein, the conditions applicable to the above lease shall also apply to sublease and non-exclusive use and therefore the term “lease” shall be interpreted as referring accordingly also to the above “sublease” and “non-exclusive use”. In particular, the Future Lessor shall at its own liability and expense plan, carry out and/or cause to be carried out the above works and any other activity and/or work necessary for the planning and the completion of construction of the Facility and Property, which has to be adequate to the Specification of Property Use in accordance with this Agreement making use of materials specified in the Technical Specifications, if any, and/or otherwise making use of good quality materials of their several kinds. The works shall be carried out in a good and workmanlike manner, and the Future Lessor shall make available in a timely manner an adequate quality and number of personnel, consultants, construction and installation materials and equipment and other resources, without limitations of time and costs, as necessary to in order to ensure completion of the works on schedule forming an Annex 14 hereto and in strict compliance with the requirements of this Agreement. During the construction process, the Future Lessor shall be liable for any damage caused by the construction activities (including damage to the Future Lessee's property), unless caused by Force Majeure (as defined in the Article 7.7 below) and/or by the Future Lessee or its subcontractors. For avoidance of doubts the costs of the Requested Changes shall be reimbursed by the Future Lessee in accordance herewith.

The Parties agreed and the Future Lessee hereby expressly confirms that the Facility and the Building shall be constructed by the Future Lessor as a so called shell & core delivery. The breakdown of the Future Lessor's responsibilities for delivery of particular structural and technical elements of the Facility, Building and Extension are in detail more described in the Annex 5A, Annex 5B and Annex 18 hereto.

2.2
The Future Lessor and the Future Lessee confirm that the rentable areas of production/warehouse, office/laboratory/reception, cafe and canteen, utilities/sanitary and roof top terrace space of the Building and Extension are agreed areas and can be subject to change only upon request of the Future Lessee and the mutual agreement of the Parties in writing, such agreed change to be implemented in each case into the respective Technical Specification as of the signing of the Lease Agreement and the Parties confirm that any requested and agreed increase in the size of the individual areas of the Building and Extension will not result in an increase of the rental unit price as defined herein, unless expressly specified otherwise herein.

2.3
The Property shall be used by the Future Lessee as a production/warehouse facility, office facility, sanitary, laboratory and canteen premises and yard and car park area for operating and managing of the Future Lessee's business in accordance with the Future Lessee's business licenses and certificates and scope of business registered in the Commercial Register and Specification of Property Use.

ARTICLE III.
SUPERVISION DURING CONSTRUCTION PERIOD

3.1	The Future Lessor shall be obliged to take appropriate steps and hereby undertakes to finish construction of the Facility and Property without defects and backlogs not later than on:

(i)
March 25th, 2013 with respect to the Production/Warehouse Building D2.2, including floors, Extension to the extent that relevant surfaces may be measured and Paved Areas D2.2, mainly roads, manipulation areas for trucks and loading ramps to enable transport of materials and technology into the Building (landscaping not needed); and

(ii)
July 5th, 2013 with respect to the Office Building D2.1 and remaining parts of the Facility and Paved Areas D2.1, mainly roads to enable transport of materials and technology into the Building (landscaping not needed); and

(iii)
the Target Date with respect to the Extension (including floors) subject to completion status as described in Article 2.1 above and works under Fit-Out Contribution (as defined below) and Requested Changes (if applicable), except for such Requested Changes that should be completed later in accordance herewith and/or agreement of the Parties.

The Future Lessor shall be obliged to take appropriate steps and hereby undertakes to ensure completion of the Property and Extension within deadlines hereunder, all according to the site plan attached in Annex 1, floor plans in Annex 4A and Annex 4B, Technical Specifications, preliminary construction drawings in Annex 15 hereto, Requested Changes (if applicable) and Specification of Property Use and applicable legal regulations, with all Permits (as defined in the Article 4.3 below), including effective Use Permit (as defined in the Article 4.3 below) for the Property (except for the Extension) suitable for the operations of the Future Lessee as specified in the Annex 6 (hereinafter referred to as the “Specification of Property Use”) subject to the provisions of Article IV. hereof, so that the Commencement Date may occur and the Future Lessee may start to use the Property not later than as of the Target Date.

The Future Lessee shall provide the Future Lessor within four (4) weeks after the signing hereof at maximum with a specification of four (4) concrete test slabs. The Future Lessor shall then within six (6) weeks at maximum provide the Future Lessee with the test slabs and the Future Lessee shall inform the Future Lessor within five (5) business days at maximum, which of the test slabs should be used for the construction of the concrete floor of the Production/Warehouse Building D2.2 and Extension and regarding its separation from external ground to prevent transfer of vibration from surroundings onto production floor, while the cost difference between Future Lessor's standard core and shell floor stated in the Technical Specifications and the approved final floor agreed between the Parties shall be paid by the Future Lessee through either Fit-Out Contribution or Requested Changes. Prior to execution of the Lease Agreement the Technical Specifications shall be amended to include the above specification of the floors. The Future Lessor confirms that costs for construction of the standard core and shell floors as stated in the Technical Specifications with respect to Production/Warehouse Building D2.2 and Extension (i.e. thickness of 170 mm) equals to an amount of approx. CZK 450.00 per one sq m.

The Future Lessor shall, upon request of the Future Lessee, inform the Future Lessee about the progress of the construction works on the Facility and Property as well as obtaining the administrative permits and approvals according to the Article IV. below within seven (7) days after receipt of the request at the latest. The Future Lessee is aware of the fact that the Annex 15 contains only the preliminary construction drawings and as such these drawings can be subject to necessary change if needed for installation of the Future Lessee's technology / machinery in the Facility and Property; however any changes must be (i) discussed in good faith and agreed between the Parties in writing; and (ii) made in accordance with other provisions hereof, mainly Technical Specifications and site and floor plans and in accordance with the applicable legal regulations and technical norms. Upon implementation of any change to the preliminary construction documents attached hereto as Annex 15 the Future Lessor shall without any delay inform the Future Lessee thereof in writing.

The Future Lessor shall allow the Future Lessee and its representative access the Facility and Property during the construction for independent site inspections. The Future Lessee shall give the Future Lessor twenty four (24) hour notice prior to arrival on site. The Future Lessee shall be entitled to make notes in the site log and also to report to the Future Lessor any discrepancies with the agreed Technical Specifications and other terms agreed herein.

3.2
The Future Lessee shall be entitled to supervise designing and construction of the Facility and Property at its own costs and in the presence of the Future Lessor and provide the Future Lessor with the suggestions and recommendations with respect thereto. The Future Lessee's approval of drawings and other technical documentation does neither limit nor cancel the Future Lessor's liabilities and warranties in respect of the Facility and Property to be built and completed. The Future Lessor shall inform in writing the Future Lessee without any delay regarding inadequacy of such suggestions and recommendations made by the Future Lessee, otherwise the Future Lessor shall be liable for such inadequacy. The provisions of this Article 3.2 do not affect other provisions of this Agreement regulating changes to the Technical Specifications and in such a case a procedure regulating implementation of the Requested Changes shall apply.

Once per each two (2) weeks, the Future Lessor shall upon request provide the Future Lessee with a detailed report on the construction and authorization progress as well as with any and all additional detailed specific information that may be reasonably requested by the Future Lessee or its advisors, including but not limited to the soil compaction reports, concrete laboratory testing results, surveys of as-built construction elements, material and equipment certifications, relevant licenses and approvals and other information related to the planning, design, permitting and construction of the Facility and Property. The Future Lessor shall also immediately, however not later than within three (3) days, inform the Future Lessee in writing, after getting knowledge of, on any actual or potential delay and/or on any circumstance, act or fact that based on the Future Lessor's opinion and previous experience will or may determine a difficulty in relation to the works and/or to the obtaining of the required Permits likely to affect the timely and duly completion of the Facility and Property or other obligations of the Future Lessor hereunder (e.g. provision of the Early Access).

3.3
The Future Lessor shall notify the Future Lessee in writing within five (5) days following the day of completion of the surfaces for the production/storage area, offices and sanitary rooms of the Property and Extension, that these surfaces are finished, thus allowing the Future Lessee to measure the dimensions of these surfaces and update the rentable areas within the Lease Agreement. Without affecting the foregoing the Future Lessee shall be entitled to measure the dimensions of these surfaces of the Extension and the Property and update the rentable areas within the Lease Agreement not later than within fifteen (15) business days after the Future Lessor's notification made in accordance with this paragraph.

The Parties agree that the maximum deviation of the length, width or surface may be (i) +/- 0.2% with respect to the production and office areas and (ii) +/- 0.5% with respect to warehouse areas; compared to the Annexes 1, 4A, 4B and 15 hereto or as such documents are modified by the mutual written agreement of the Parties during the construction of the Property and Extension. Should the deviations be greater than the above-stipulated maximum and the Future Lessee has notified the Future Lessor in this respect, the Future Lessor shall remedy the situation at its own expense within a reasonable period of time, without affecting its liability for due completion of the Property and Extension hereunder; provided that the Future Lessee measured the dimensions within seven (7) business days after the Future Lessor's written notification. For avoidance of doubt, any deviations greater than the above-stipulated maximum should be considered as defects giving right to the Future Lessee to reject the Early Access and/or Hand - Over; and should the Future Lessor fail to remedy such defects causing the Commencement Date occurring only after the Target Date the provisions herein regulating delays of the Future Lessor should apply. For avoidance of doubt the Parties hereby confirm that the previous sentences of this Article 3.3 do not apply and higher deviations are permitted in the necessary extent if caused by the necessity to implement and install the Future Lessee's machinery and equipment / technology into the Property if requested by the Future Lessee in writing or within the Requested Changes and such agreed change to be implemented in each case into the respective Technical Specification as of the signing of the Lease Agreement.

3.4
The Future Lessor shall notify the Future Lessee in writing within five (5) days following that the walls, ceilings, roofs and/or floors are finished, allowing the Future Lessee to check the quality and other parameters of these parts of the Building and Extension according to the Technical Specifications or compared to the Technical Specifications modified by the mutual written agreement of the Parties during the construction of the Property and Extension, site and floor plans hereunder, preliminary construction documents hereunder and/or Requested Changes (if applicable). The procedure regarding remedy of defects under Article 3.5 below shall apply accordingly.

3.5
The Future Lessor shall announce in writing to the Future Lessee within five (5) days that the electrical installations and/or heating and/or other technical installations and/or sanitary hookups and equipment are ready for testing and approval. The Parties agree that any observed defects shall be remedied by the Future Lessor until the days stipulated for completion of relevant parts of the Facility in Article 3.1 above and any and all defects and backlogs shall be duly remedied by the Future Lessor so that the Commencement Date may occur on the Target Date at the latest.

3.6
For avoidance of doubt the Parties confirm that the above referred inspections are preliminary inspections with respect to completion of relevant parts of the Property and Extension that are carried out to duly observe construction process and, amongst others, inspect such parts of the Property and Extension that might not be capable of inspection on the days stipulated for completion of relevant parts of the Facility in Article 3.1 above. Nothing stated above excludes obligation of the Future Lessor to duly complete the Property and Extension in accordance with deadlines stipulated in Article 3.1 above. The Future Lessor will provide the Future Lessee within the above inspections with the already available documentation on maintenance and use manual for each part of the technical equipment installed within the Building along with report on the test results, data sheets and approval records. The Future Lessee is obliged to confirm takeover of these manuals for each part of the technical equipment within the Building and Extension.

ARTICLE IV.
TIME FRAME AND PERMITTING

4.1	The Future Lessor shall be obligated to complete the Property and Extension without any defects until the relevant dates as stipulated in Article 3.1 above.

4.2
The Future Lessor shall grant to the Future Lessee a free of charge (except for payments of the relevant Compensation and payment for utilities as specified below) an early access (hereinafter referred to as the “Early Access”): (i) to the Production/Warehouse Building D2.2 as of March 25th, 2013 at the latest, and (ii) to the Office Building D2.1 as of July 5th, 2013 at the latest (each of the dates separately or both dates together shall be hereinafter referred to as the “Early Access Date”) upon signing of the early access protocol draft of which forms Annex 10 hereto (hereinafter referred to as the “Early Access Protocol”) which shall confirm, upon joint inspection by the Parties, the due completion of the works by the Future Lessor without defects and backlogs as stipulated in the Article 3.1 above. The Early Access shall be granted by the Future Lessor in order to enable the Future Lessee to carry out its fit-out works within the Building, including, but not limited to, completion of the floors, roof, walls and locks on the doors and other entrances to ensure security of installed machinery and equipment / technology of the Future Lessee and Paved Areas, mainly roads, manipulation areas for trucks and loading ramps to enable transport of materials and technology into the Building (landscaping not needed).

The Future Lessee undertakes to follow the reasonable instructions of the Future Lessor while carrying out the activity mentioned in the previous sentence. The Future Lessee is during the early access not entitled to perform its business activities in the Property without the appropriate Permits.

The Parties undertake to synchronize in good faith the respective Future Lessee's fit out works with the construction works of the Future Lessor and the Parties undertake to provide each other with all necessary cooperation in order to complete the Property and Extension, the fit-out works, works under Fit-Out Contribution and Requested Changes (if applicable) until December 15th, 2013 at the latest. The Future Lessor shall provide reasonable general security measures to prevent unauthorized persons from access to the Property and Extension, based on information submitted by the Future Lessee (i.e. names and designation of authorized personal of the Future Lessee and its contractors). For avoidance of doubts each Party is liable for damage to other Party's property if caused by such Party's contractors. Notwithstanding applicable statutory regulations, all Future Lessee's (including its employees, directors and contractors) personal property, equipment, machinery, trade fixtures and temporary installations, placed or installed on the Property by the Future Lessee, shall remain Future Lessee's property free and clear of any claim by the Future Lessor for entire duration hereof and of the Lease Agreement.
The Future Lessor shall invite the Future Lessee to accept the Building for the Early Access in each case at least five (5) business days prior the relevant Early Access Date, and should the Facility and/or Property be in a condition as described below in this paragraph, the Future Lessee shall be obliged to accept the Building for the relevant Early Access upon signing the Early Access Protocol. Should the Future Lessee refuse to accept the Building for the Early Access on the Early Access Date despite the Facility and Property are in the state as defined below or does not at all react to the Future Lessor's invitation for the Early Access, despite the Facility and Property are in a condition as described below in this paragraph, the relevant Early Access shall be deemed granted starting from the relevant Early Access Date.
On the relevant Early Access Date the Future Lessor and the Future Lessee shall be obliged to carry an inspection during which the Parties shall check and record the status of the Property and Extension and its compliance with the site and floor plans and preliminary construction documents attached hereto, Technical Specifications, Requested Changes (if applicable), Specification of Property Use and quality standards and jointly measure the dimensions of the relevant surfaces of the Property and Extension (i.e. production, office and sanitary areas), this all on the basis of Gross External Area (GEA) measurement method as under the measurements standards known as RICS Code (if measurements have not been carried out earlier in accordance with Article 3.3 above), sign the Early Access Protocol recording the inspection, state and measurement of the Property and Extension and attach actual site and floor plans to the Early Access Protocol, as well as, note in the Early Access Protocol any evident defects and backlogs of the Property and Extension. The Parties shall expressly confirm in the Early Access Protocol that the Future Lessee accepts or rejects the Property for the Early Access (otherwise it is deemed rejected).
The Future Lessee is obliged to accept the Early Access provided there are no defects of the Facility and Property, except for permitted defects as stated in Annex 11 hereto. In case of the deviations exceeding the permitted level under Article 3.3 hereof (in the Building and/or Extension) the Future Lessee shall be entitled to reject Early Access.
Should defects of the Facility and Property (other than those specified in Annex 11 hereto) be identified at the time of the above inspection, the Future Lessee is not obliged to accept the Early Access. For avoidance of doubt the Parties confirm that the Future Lessee shall be obligated to accept Early Access only in case of no defects (except for those specified in Annex 11 hereto). The Parties confirm that the Extension is not subject to the Early Access; however the Parties shall inspect and confirm status of the Extension as of the above inspection; however only deviations of the surfaces exceeding the permitted limits under Article 3.3 hereof shall entitle the Future Lessee to reject confirmation of due completion of the Extension and to reject the Early Access. It is understood by the Parties that failure to meet either of the Early Accesses by the Future Lessor shall cause default hereunder with respect to both Early Accesses.
After all the defects, entitling the Future Lessee to reject Early Access and identified in the Early Access Protocol recording the state of the Property and/or Extension are removed by the Future Lessor, the Future Lessor shall invite the Future Lessee by a written invitation to accept Early Access, and new inspection shall take place within a maximum of three (3) days after receipt of such request. If the Early Access is not accepted by the Future Lessee again the same procedure as described above shall apply.

The Future Lessor shall remove all defects of the Property and Extension (only the Extension Defects) at its own costs within period as it shall be agreed in the Early Access Protocol, but not later than on December 15th, 2013. Should such defects, backlogs and/or remedy works limit the Future Lessee in its fit out works and/or installation of the machinery in accordance with this Agreement, but the Future Lessee accepts the Early Access, the Future Lessee shall be entitled to the proportional reduction of the Compensation until such defects have been cured; however liability of the Future Lessor for delays in case the Commencement Date occurs after the Target Date shall not be affected. From the day of provision of the relevant Early Access the Future Lessee shall be obliged to pay to the Future Lessor part of the Compensation, as such part is related and calculated with respect to part of the Property that is subject to the relevant Early Access (as defined in the Article VI. hereof) and also the costs for the consumption of the utilities based on actual consumption or proportionally with respect to consumption in the Building considering that the Future Lessor is also using the Building for the construction activities without any gross-up by the Future Lessor and based on an invoice issued by the Future Lessor for the utilities consumed by the Future Lessee in the Property during the Early Access period. The invoice for the utility consumption shall be payable within thirty (30) days after its delivery to the Future Lessee.
The Parties acknowledge that from December 15th, 2013, the Future Lessee intends to install machinery and equipment in the Property and therefore the Facility and Property must be as of such date completed, including all fit-outs, without any defects and backlogs. The Future Lessee shall notify the Future Lessor regarding commencement of above installations and the Future Lessor shall commence the process of acquiring relevant Permits for the installed machinery, including the Use Permit.

4.3
The Future Lessor shall be obligated to, in accordance herewith, timely obtain and/or amend all necessary permits and authorizations required under Czech law for the construction of the Facility, Property and Extension and use of the Facility and Property, in compliance with the business activities to be carried out by the Future Lessee in the Property pursuant to the Specification of Property Use and in accordance with the Technical Specifications, site and floor plans and preliminary construction documents attached hereto and Requested Changes (if applicable), in particular, but not limited to, the Environmental Permits (as defined below), the Building Permit (in Czech: "stavební povolení"), the Use Permit and Occupancy Permit (in Czech: "kolaudaèní souhlas") (hereinafter referred to as the “Permits”).

The Future Lessor shall ensure the issuance of effective use permit with respect to the Facility and Property (except Extension) in accordance herewith, which for the purpose of this Agreement is either an effective temporary use permit (in Czech: "povolení k pøedèasnému užívání") and/or trial use permit (in Czech: "povolení ke zkušebnímu provozu") and/or final use permit (in Czech: "kolaudaèní souhlas") approving the use of the Property hereunder, including the Technical Specifications, site and floor plans and preliminary construction documents attached hereto, works under the Fit-Out Contribution, Requested Changes (if applicable), use of the technology of the Future Lessee and approving use of the Property duly in accordance with the Specification of Property Use (each of such permits separately or all of them together shall be hereinafter referred to as the “Use Permit”) under the fulfillment of all the following conditions of cooperation by the Future Lessee. As of the Target Date the Property shall be suitable for the use by the Future Lessee in accordance herewith provided that:

(i)
the Future Lessee shall provide the Future Lessor until February 1st, 2013 at the latest and at the costs of the Future Lessee with a final and complete plan of its equipment / technology to be installed within the Building and all connected complete and final documentation and available information related to the Future Lessee's equipment / technology in the Building (except for minor changes to the information provided, which do not impact meeting the Target Date) as reasonably required by the Future Lessor timely and sufficiently in advance, all such documents and information to be provided by the Future Lessee to the Future Lessor in the Czech or English language and in the written and electronic form (hereinafter referred to as the “Technology Information”). The Future Lessee is aware that any changes to the Technology Information provided to the Future Lessor after signing hereof may cause delay with the issuance of the Use Permit as of the Target Date in which case the Future Lessor shall not be responsible for any delay with the Use Permit; and

(ii)
the Future Lessee shall provide the Future Lessor at the costs of the Future Lessee with further necessary additional information and documents related to the Future Lessee's equipment / technology to be installed in the Building, if these are reasonably requested by the respective building authority or any other state authority during the administrative procedure aimed at issuing of the Use Permit, without undue delay after receiving such reasonable request from the Future Lessor, however within ten (10) business days at the latest. Such request shall be served by the Future Lessor immediately after getting knowledge about such additional request by the respective authority. Should any such request of the respective authority be likely to cause any delay in the agreed time frame, the time frame shall be accordingly postponed if such request does not result from failure on side of the Future Lessor or its contractors and such request could not be anticipated by prudent and experienced developer of production and office facilities; and

(iii)
the Future Lessee shall complete the fit-outs in the Building in the extent required for issuance of the Use Permit and the Future Lessee shall hand over to the Future Lessor all certificates, protocols and manuals to the fit-outs necessary for issuance of the Use Permit which will be requested by the Future Lessor timely and sufficiently in advance and/or the relevant building authority or any other state authority on or before December 15th, 2013 at latest; and

(iv)
the Future Lessee shall complete at its own costs the installation of the Future Lessee's machinery and equipment / technology in the Building at least partially in the extent required for an issuance of the Use Permit and hand over to the Future Lessor all certificates, protocols and manuals to the machinery and equipment / technology necessary for issuance of the Use Permit until February 21st, 2014, subject to timely Early Access; provided that the Future Lessor specifies extent of the Future Lessee's machinery and equipment / technology that must be installed for purpose of issuance of the Use Permit and all certificates, protocols and manuals to the machinery and equipment / technology necessary for issuance of the Use Permit not later than on October, 1st, 2013.

The Future Lessor shall bear responsibility for delay of the Early Access (and consequent delay in the issuance of the Use Permit) and / or with issuance and / or legal effectiveness of the Use Permit unless this is caused due to delay or event of default of the Future Lessee until such default is cured, or by Force Majeure; however, such Force Majeure event shall not affect right of the Future Lessee to withdraw herefrom as agreed below. The Future Lessor shall not bear responsibility especially for delay caused by default or delay of the Future Lessee (e.g. lack of Future Lessee's cooperation, especially under points (i) through (iv) above, provided that all the conditions stated there are fulfilled), or due to circumstances the relevant building authority or any other state authority is responsible for, provided it is out of normal scope of statutory administrative procedure. Same principles of exclusion of liability apply with respect to obligations of the Future Lessee and relevant default of the Future Lessee in case of Force Majeure event or if caused due to delay or event of default of the Future Lessor until such default is cured.

4.4
For avoidance of doubt, should the respective building authority or any other state authority in relation to the Future Lessee's machinery and equipment / technology to be installed in the Building and to the Future Lessee's production process request the performance of the Environmental Impact Assessment (EIA) procedure resulting in issuance Environmental Impact Assessment Statement and/or issuance of a special Integrated Prevention Pollution Control permit (each of them separately or both together shall be hereinafter jointly referred to as the “Environmental Permits”) as a precondition for the issuance of the Use Permit enabling the Future Lessee the use of the Property as described in the Specification of Property Use, the Future Lessor shall ensure elaboration of the special technology project for the respective Environmental Permits at the costs of the Future Lessee, and ensure issuance of such Environmental Permits provided the Future Lessee gives to the Future Lessor upon request necessary cooperation (especially as under point (ii) of Article 4.3 above) to follow the procedure and obtain the Environmental Permits including submitting all documents and information necessary for the procedure and issuance of the Environmental Permits to the respective building authority or any other state authority in a sufficient form, complete and correct. The Future Lessor shall then ensure that all the Environmental Permits are issued allowing the Future Lessee to start operations under the Lease Agreement on the Target Date, however should the Target Date be delayed due to necessity of issuance of the Environmental Permits and such delay would be caused other that by fault on the side of the Future Lessor, the Future Lessor shall not be responsible for such a delay. In such a case the time frame of this Agreement shall be accordingly postponed by the time necessary for issuance of the Environmental Permits (i.e. the Early Access Date and/or Hand-Over).

4.5
The Parties shall be obliged to provide each other with any and all necessary assistance and cooperation so that all the steps necessary for obtaining of any Permits related to the Property and other authorizations are taken as soon as possible. The Parties shall provide themselves with any copies of all such Permits without undue delay after their issue and entry into legal force.

4.6
In case the Use Permit is issued only for certain period of time, the Future Lessor shall ensure issuing of the occupancy permit for the Facility (in general as a building, excluding the use of the Extension) and Property approving its use, including Technical Specifications, site and floor plans and preliminary construction documents attached hereto, Requested Changes (if applicable), use of the technology of the Future Lessee and in accordance with the Specification of Property Use that shall be duly connected to the Use Permit (hereinafter referred to as the “Occupancy Permit”) after the trial use of the Property by the Future Lessee including the use of the installed machinery and equipment / technology that shall be duly effected without affecting in any way whatsoever the continual Future Lessee's business operations in the Property, and the Future Lessee hands over to the Future Lessor any documents and information necessary for obtaining the Occupancy Permit and proving due performance of the trial use of the Future Lessee's machinery and equipment / technology in the Building two (2) months prior the expiry of the Use Permit at the latest; a copy of the Occupancy Permit shall be provided to the Future Lessee without unnecessary delay after the Occupancy Permit becomes effective; however, not later than within five (5) business days thereafter. The Occupancy Permit must allow the Future Lessee to continue use the Property without any interruption during the lease term and for the purpose agreed under the Lease Agreement. The Future Lessor shall bear responsibility for delay with issuance and / or legal effectiveness of the Occupancy Permit unless this is caused due to delay or event of default of the Future Lessee or Force Majeure. The Future Lessor shall not bear responsibility due to circumstances the relevant building authority or any other state authority is responsible for.

Should the Occupancy Permit not be issued in time, the Future Lessor shall cause the temporary Use Permit to be prolonged by the competent authorities in order to allow the Future Lessee to continue operations without any interruption. Should the business operations of the Future Lessee be interrupted or limited due to non-issuance of the Occupancy Permit or non-prolongation of the Use Permit within responsibility of the Future Lessor as defined above the Future Lessor shall be obligated to pay to the Future Lessee contractual penalty in the amount of EUR 10,000 per day of delay. Should the Lease Agreement be already signed and stipulate sanctions with respect to breach of identical obligation of the Future Lessor the sanctions under the Lease Agreement shall apply.

The Parties further agree that, to the extent that any of the Permits has not been obtained, or shall have to be renewed or maintained, the Future Lessor will, at its own cost, apply for and diligently and timely pursue any necessary applications, filing and maintenance activity, to which purpose the Future Lessee undertakes to provide the Future Lessor, without any undue delay, with all necessary cooperation duly requested by the Future Lessor, and that all such required permits will be granted and maintained for the entire duration of this Agreement and/or the Lease Agreement, as expected by the Future Lessee. For avoidance of doubt, if the Future Lessee would like to change the manner of use of the Property and such would require change of any of the Permits, the Future Lessee shall be obligated to arrange for such Permit at its own expense. The Future Lessor undertakes to provide reasonable cooperation (consents) with respect to obtaining such Permit(s) (including granting all necessary powers of attorney).

4.7	Contractual Penalties
The Parties agreed that in case the Future Lessor breaches its obligation to:
(i) complete the Property and Extension in accordance with Article 3.1 above, and/or
(ii) grant any of the Early Access on the relevant Early Access Date, and/or
(iii) remove all defects of Property identified in the Early Access Protocol until December 15th, 2013 and as a result thereof the Commencement Date occurs later than the Target Date, and/or
(iv) ensure completion of the fit-out works under Fit-Out Contribution and Requested Changes (if applicable) and removal of their defects thereof on December 15th, 2013 or later day as stipulated within written approval of the above by the Future Lessee and as a result thereof the Commencement Date occurs later than the Target Date, and/or
(v) ensure completion of the (a) Property without any defects and/or (b) Extension without the Extension Defects, and completion of the Hand-Over procedure for the Property on the Target Date at latest, and/or
(vi) ensure issuance of the Use Permit, prolongation of the Use Permit and/or issuance/prolongation of the Occupancy Permit and as a result thereof the Commencement Date occurs later than the Target Date, then the Future Lessor shall be obligated to pay to the Future Lessee a contractual penalty in the amount of EUR 10,000 for each commenced day of such default situation is lasting. For avoidance of doubt, the penalty hereunder is not applicable in case the delay with meeting the Target Date is caused by the default hereunder of the Future Lessee (e.g. lack of Future Lessee's cooperation, especially any of the points (i) through (iv) of the Article 4.3 hereabove) and only until lasting of such default, by the authorities (acting beyond or in breach of their duties), by necessity of any Environmental Permit or by Force Majeure.
The Parties agreed that the maximum amount of the contractual penalties which the Future Lessee may request from the Future Lessor according to this Agreement shall not in total exceed the aggregate amount of EUR 1,800,000 (hereinafter referred to as the “Penalties Cap”).
Payment of any contractual penalty hereunder shall be made by the Future Lessor within thirty (30) days from being notified in writing by the Future Lessee. Any amount due as a contractual penalty by the Future Lessor to the Future Lessee may be set-off against any amount due by the Future Lessee to the Future Lessor, including the rent under the Lease Agreement.

ARTICLE V.
ALTERATION OF THE TECHNICAL SPECIFICATIONS AND LOGO

5.1
The Future Lessor offers to the Future Lessee that it will invest into the Property and/or the Extension (slabs and additions to the floors only) upon the written request of the Future Lessee the amount up to EUR 1,000,000 for the Future Lessee's fit-outs (hereinafter referred as to the “Fit-Out Contribution”). The Future Lessee is entitled to use the Fit-Out Contribution for fit-out works leading to the fitting-out of the Property and/or the Extension such as construction or installation of the external canopy, additional doors, gates, partitions and clean-rooms, slabs and additions to the floors and the like. The Fit-Out Contribution has been considered (included) in the amounts of the Rent (as defined in Article 6.1 below) however should the Future Lessee decide not to use the amount of the Fit-Out Contribution in full, it is not entitled to request a reduction of the Rent. The Future Lessor shall not reject implementation of the works required by the Future Lessee under the Fit-Out Contribution without good reason and hinder the Future Lessee from using the proceeds of the Fit-Out Contribution. The Parties agreed that the Future Lessor shall implement the works under Fit-Out Contribution at its costs. The Future Lessee shall submit to the Future Lessor request for the works under the Fit-Out Contribution and principles described below with respect to the implementation of the Requested Changes shall apply accordingly - namely the principle of written approval of the works and written agreement on a fixed price to be deducted from the Fit-Out Contribution; however in this case excluding the coordination fee of the Future Lessor. Any price suggestions should be based on fair market prices without any add-up by the Future Lessor. The Future Lessor must provide to the Future Lessee results of the tendering process for the above works, which must include at least three (3) bids and all background information, within reasonable time after the receipt of order from the Future Lessee, however within fifteen (15) business days after the receipt of order from the Future Lessee at latest. The Future Lessee shall not reject approval of such results of tendering process without a good reason. If the Future Lessee does not deliver its rejection to the Future Lessor within five (5) business days after the receipt of the bids from the Future Lessor, the results of tendering process shall be deemed confirmed and accepted by the Future Lessee. Given the fact that the Future Lessor provides for an option to adopt certain works under the Fit-Out Contribution, the Parties confirm that implementation of such works covered by the Fit-Out Contribution shall not affect timing hereunder, mainly reaching the Target Date and delays shall be considered as delays in meeting the Target Date hereunder.

5.2
Besides the Fit-Out Contribution the Future Lessee is entitled to request changes in the Technical Specifications, including obtaining of the relevant authorizations/permits during construction of the Property and Extension (slabs and additions to the floors only) (hereinafter referred to as the "Requested Changes"). The Requested Changes shall be requested by the Future Lessee sufficiently in advance, i.e. on or before (i) relevant Early Access Date, in which case the Future Lessor shall complete such Requested Changes not later than on December 15th, 2013 or (ii) September 1st, 2013, in which case the Future Lessor shall complete such Requested Changes not later than February 21st, 2014. After the submission of the Future Lessee's request, the Parties shall then agree on the exact specification, lump sum costs (capped) and timing for completion of the Requested Changes in writing, providing that Parties shall not unreasonably withhold or delay their consent with other Party's proposals, while it is understood by the Parties that the Requested Changes related to the fitting and improvement of the Property such as construction or installation of the external canopy, additional doors, gates, partitions and clean-rooms shall not be rejected without a good reason. The Parties have further agreed on an investment cap (for the purpose of rentalization of the Requested Changes only) which may be requested by the Future Lessee up to the total price equaling to EUR 3,000,000 (excl. VAT and incl. 7% Future Lessor's coordination fee) (hereinafter referred to as the “Investment Cap”), which is on top of the Fit-Out Contribution.

The Investment Cap has not been included in the Rent. The Investment Cap or relevant part thereof performed and utilized by the Future Lessee during the construction period shall be added on top of the Rent in the following manner:
[Illustrative example: Total costs for Requested Changes amounting to EUR 1,000,000 (excl. VAT and incl. 7% Future Lessee's coordination fee) shall be divided by 8% p.a., i.e. the Future Lessee shall be obliged to pay to the Future Lessor the Rent increased totally by EUR 80,000 (excl. VAT) per year, i.e. EUR 6,666.67 (excl. VAT) per month].

5.3
If the costs for the Requested Changes (excl. VAT and incl. 7% Future Lessor's coordination fee) exceed the Investment Cap, then the Future Lessee shall pay the costs exceeding the Investment Cap as the lump sum; the Future Lessor shall issue an invoice, in which it accounts the expenditures for the Requested Changes in construction of the Property including coordination fee in the amount 7% of the costs for the Requested Changes (covering the permitting and project management work of the Future Lessor) based on and not exceeding the Approved Price or part thereof (as defined below). The Future Lessee undertakes to pay to the Future Lessor the total amount contained in the relevant invoice within thirty (30) days after the completion of the Requested Changes. The Parties agree that no cap applies to the overall Requested Changes, i.e. the Investment Cap is cap for purpose of rentalization only.

The Future Lessor shall start with implementation of any of the Requested Changes only upon a written approval by the Future Lessee of the price of the Requested Changes consisting of the total agreed constructional costs for implementation of the Requested Changes and of a coordination fee equal to 7% of such total agreed construction costs (hereinafter referred to as the “Approved Price”). Only the Approved Price is subject to the reimbursement provisions set forth above. Any additional costs and expenses incurred in excess of the Approved Price shall have to be approved by the Parties in writing; otherwise such costs shall be entirely borne by the Future Lessor. The Future Lessor hereby expressly agrees and acknowledges that costs and expenses incurred in excess of the Approved Price unless incurred as a result of change of specification or extent of the Requested Changes due to request of the Future Lessee as approved by the Parties in writing shall not entitle the Future Lessor to terminate this Agreement and/or the Lease Agreement and/or to suspend any works and/or the Requested Changes, and/or to any claim whatsoever vis-à-vis the Future Lessee. The Parties shall in good faith settle any of their objections regarding the Approved Price.
Should the request of implementation of the Requested Changes be submitted later than as stipulated in Article 5.2 above and therefore cause any delay or be likely to cause any delay with the Target Date and alter the time frame agreed herein, the Future Lessor shall inform the Future Lessee and all the agreed time schedules and subsequent rights and obligations shall be accordingly postponed upon written agreement of both Parties on the Requested Changes (such postponement shall be agreed within the approval of the Requested Changes and Approved Price), i.e. the time schedules shall be postponed by the time reasonably necessary for implementation of the Requested Changes. The Future Lessor is not obliged to accept obligation to implement the Requested Changes before the mutual agreement on specification, time frame, price and method of payment for implementation of Requested Changes is reached and confirmed by both Parties in writing.
The Future Lessor is obligated to complete the Requested Changes in accordance with the specification of the Requested Changes agreed by the Parties, within periods stipulated herein or other if agreed between the Parties in writing and for the Approved Price. The Future Lessor is obligated to remedy free of charge any defects and/or backlogs of the Requested Changes. The Future Lessor shall not unreasonably reject implementation of the Requested Change proposed by the Future Lessee.
The Future Lessor and the Future Lessee hereby agree and acknowledge that the value of the Requested Changes (recognized, for the purposes of this Agreement, as technical improvements by the Parties) shall, in the amount, in which it exceeds the Investment Cap in accordance with Sections 28/3 and 33/4 of Act No. 586/1992 Coll., on the Income Tax, as amended, be depreciated by the Future Lessee and the Future Lessor hereby warrants that during the term of the Lease Agreement it shall not increase the input price of the Future Lessor's own tangible assets by the amount of the costs related to such Requested Changes (technical improvements).

5.4	The Future Lessor is entitled to perform any change in the Technical Specifications hereto and/or Requested Changes only upon agreement with the Future Lessee, such agreement to be in writing.

5.5
The Parties hereby agree that the Future Lessor shall not be entitled to make any alterations or modifications to the Property, Extension (shell and core and floors) and Land without prior written consent of the Future Lessee and/or install any equipment on the roof of the Facility and/or the Land. For avoidance of doubt the Parties confirm that the roof of the Facility and its outer facade is a part of the Building (part of the object of the Lease Agreement) and Extension.

5.6
The Future Lessee is entitled, since the Early Access, to place advertising boards anywhere on outside of the Building at its own costs provided that it does not violate any applicable laws, regulations, decrees or permits by doing so, and in case of placing the advertising boards on the Building the Future Lessee has to agree with the Future Lessor the exact design, size and placement on the roof. In addition the Future Lessee shall be entitled to install the roof sign to which the Future Lessor expressly agree. The location of the roof sign to be agreed by the Parties, provided that upon request of the Future Lessee the Future Lessor shall provide suggestions regarding location of roof sign within seven (7) business days following receipt of such request from the Future Lessee. The Future Lessor is obliged to provide the necessary cooperation to the Future Lessee, in particular to provide it with the necessary approvals required by the relevant public administration authorities. Any signs to be placed inside the Building by the Future Lessee do not require consent of the Future Lessor.

ARTICLE VI.
RENT, PARK MANAGEMENT FEE AND COMPENSATION

6.1	The rent for the use of the Property by the Future Lessee shall be calculated based on the following unit prices:
I. Production/Warehouse Building D2.2
A) Production/warehouse        á 3.79 EUR / sq m / per month plus VAT
B) Office area                á 10 EUR / whole area / per month plus VAT
C) Utility and sanitary area        á 10 EUR / whole area / per month plus VAT
D) Paved Areas D2.2 - outer yard    á 950.00 EUR / whole area / per month plus VAT
E) Paved Areas D2.2 - car park        á 1.00 EUR/ 1 place / per month plus VAT

II. Office Building D2.1
A) Office and Laboratory        á 7.00 EUR / sq m / per month plus VAT
B) Utilities/Sanitary            á 8.95 EUR / sq m / per month plus VAT
C) Cafe and canteen            á 8.95 EUR / sq m / per month plus VAT
D) Roof top terrace            á 1.00 EUR / sq m / per month plus VAT
E) Underground parking places        á 50.00 EUR/ 1 place / per month plus VAT
F) Paved Areas D2.1 - outer yard    á 900.00 EUR / whole area / per month plus VAT
G) Paved Areas D2.1 - car park:        á EUR 1.00/ 1 place / per month plus VAT

The total estimated rent for the Production/Warehouse Building D2.2 including the Paved Areas D2.2 amounts to EUR 80,645.00 (in words: eighty thousand six hundred and forty five Euro) plus statutory VAT per month (hereinafter referred to as the “Rent D2.2”).
The total estimated rent for the Office Building D2.1 including the Paved Areas D2.1 amounts to EUR 74,295.15 (in words: seventy four thousand two hundred and ninety five Euro and fifteen cents) plus statutory VAT per month (hereinafter referred to as the “Rent D2.1”).

The Rent D2.2 and the Rent D2.1 shall be also hereinafter jointly referred to as the “Rent”.
The obligation to pay the Rent and the Park Management Fee (as defined below) commences on the Commencement Date. The Rent and the Park Management Fee shall be paid quarterly in a lump sum amount in advance in CZK using the CZK/EUR exchange rate of 25.785 fixed for the entire duration of the Lease Agreement. The same exchange rate shall be used for payment of the Compensation hereunder which shall also be paid in CZK. The Future Lessor will issue an invoice that will meet the requirements of Czech tax law.
The Future Lessee shall be obliged to pay from the Commencement Date for the park management services as listed in Article VI. of the Lease Agreement. The price for these services (hereinafter referred to as the “Park Management Fee”) amounts to EUR 3.00 (in words: three Euro) multiplied by the total rentable area of the Building (which shall be calculated as a sum of square meters of the Production/Warehouse Building D2.2, square meters of all aboveground storeys of the Office Building D2.1 and square meters of utilities/sanitary areas located in the basement of the Office Building D2.1 used by the Future Lessee in accordance with the Lease Agreement; however in each case excluding office, utility and sanitary areas within the Production/Warehouse Building D2.2) per year plus statutory VAT and is agreed as a fixed price with exception of the indexation as agreed in the Lease Agreement.
Compensation 1. Starting from the day of provision of the relevant Early Access until February 28th, 2014 the Future Lessee shall be obliged to pay to the Future Lessor a compensation fee for each day in the amount equal to the daily Park Management Fee (the daily Park Management Fee shall be calculated as a quotient of the yearly Park Management Fee calculated pursuant to this Article 6.1 hereof and number 365) with respect to relevant premises to which Early Access is granted and areas of such premises subject to provisions below (hereinafter referred to as “Compensation 1”). For avoidance of doubt, the Compensation 1 and the payment for consumption of utilities in the Property shall be the only payments and no Park Management Fee and no Rent shall be charged. Further, for avoidance of doubt, should the Future Lessor fail to ensure that the relevant Early Access occurs at the relevant Early Access Date solely due to reason other than on side of the Future Lessee, the Compensation 1 shall be paid only from actual provision of the Early Access and only until February 28th, 2014 (inclusive). The costs for the utilities shall be divided between the Parties according to actual use of the Property by the Future Lessee and Future Lessor (e.g. extent of works, number of machines, employees, etc.).
Compensation 2. Starting from the March 1st, 2014 (inclusive) or later by number of days of delays of the Future Lessor to provide either (i) any of the Early Access or (ii) removal of defects until December 15th, 2013, cumulatively, until the day preceding the Target Date or day immediately preceding the Commencement Date, whichever is earlier, the Future Lessee shall be obliged to pay to the Future Lessor a compensation fee for each day in the amount equal to the daily Rent and daily Park Management Fee (the daily Rent and daily Park Management Fee shall be calculated as a quotient of the yearly Rent and yearly Park Management Fee calculated pursuant to this Article 6.1 hereof and number 365) (hereinafter referred to as the “Compensation 2” and jointly with Compensation 1 the “Compensation”). For avoidance of doubt, the Compensation 2 shall be the only payment with respect to above period and no Rent and no Park Management Fee shall be charged. Further, for avoidance of doubt, should the Future Lessor fail to ensure that the Commencement Date occurs at the Target Date solely due to reason other than on side of the Future Lessee, the Compensation 2 shall not be paid by the Future Lessee commencing from the Target Date (inclusive).
However in case the machinery and equipment / technology was not installed in the extent needed for issuance of the Use Permit as stipulated in Article 4.3 letter (iv) hereof on February 21st, 2014 at latest exclusively due to the default hereunder by the Future Lessee and provided that the Future Lessor duly fulfilled its obligations hereunder, the Compensation 2 shall be payable by the Future Lessee also for such number of days after the Target Date by which the Future Lessee is in default with the above installation.

The Compensation shall be payable monthly in CZK on the first day of the relevant month provided that the Future Lessor delivers the relevant invoice to the Future Lessee at least twenty (20) days in advance, otherwise within twenty (20) days after the delivery of an invoice. If the Compensation is to be payable for incomplete calendar month it should be proportionally decreased according to the number of days for which it is payable. The first payment of the relevant Compensation shall be made within twenty (20) days after the delivery of an invoice to the Future Lessee. The first invoice may be issued on the day of provision of the relevant Early Access. The Parties hereby agree that the first payment or payments of the Compensation shall be decreased by and set-off against the amount of EUR 50,000 paid by the Future Lessee to the Future Lessor prior to the date hereof as a reservation fee.

6.2
The actual Rent and Park Management Fee for purpose of the Lease Agreement and calculation of the Compensation hereunder shall be calculated (increased or decreased, as the case may be) proportionally in accordance with the actual size of the Property (within the permitted deviations under Article 3.3 hereof) marked in the measurement protocol being a part of the Hand Over Protocol (with respect to the Rent and Park Management Fee) and measurement as of the Early Access Date (with respect to the Compensation), provided the actual size of the Property differs from the sizes specified herein or compared to the Technical Specification and/or site and floors plans and preliminary construction documents attached hereto modified by the mutual agreement of the Parties or the Requested Changes during the construction period of the Property. Any permitted deviations of the actual total rentable area of the Property and / or its individual parts as referred to in Article 3.3 above, shall be reflected in the calculations of the total Rent and Park Management Fee adjustment; however only with respect to decrease of the areas. Any increase of the actual total rentable area of the Property and / or its individual parts shall not be reflected in the calculation of the total Rent, Park Management Fee and Compensation adjustment and total amounts of the Rent and Park Management Fee and Compensation shall not change. Any decrease of the actual total rentable area of the Property and / or its individual parts shall be duly reflected in the calculation of the total Rent and Park Management Fee adjustment.

ARTICLE VII.

HAND OVER AND SIGNING OF THE LEASE AGREEMENT

7.1
The Property shall be handed over by the Future Lessor to the Future Lessee duly completed, free and clear of any backlog and defect, in accordance with the site and floor plans and preliminary construction documents attached hereto, the Technical Specifications, works under the Fit-Out Contribution and Requested Changes (if applicable) and suitable for use in accordance with Specification of Property Use and applicable legal regulations, with all Permits and fully approved by valid and effective Use Permit to be used by the Future Lessee in the full scope and, despite the Extension will not be handed over to the Future Lessee, it shall be duly completed, free and clear of any backlog and defect, in accordance with the site and floor plans, preliminary construction documents and Technical Specification D2.3 and floors completed in accordance with Article 3.1 above. The Future Lessee is obliged to take over the Property provided there are no defects and backlogs of the Property and Extension (only to the extent of the Extension Defects) on the Target Date at the latest and provided that the Future Lessor has delivered to the Future Lessee valid and enforceable Use Permit (the “Hand - Over”). Should the Future Lessee unreasonably refuse to take over the Property or does not at all react to the Future Lessor's invitation for the final handover, despite the Property and Extension is in a condition as above in this paragraph, the handover of the Property shall be deemed performed.

Unless agreed otherwise by the Parties in writing, the Future Lessor may invite the Future Lessee to a hand-over procedure and the handover procedure may occur only after:

(i)
the Facility (in general as a building) and Property and Extension is constructed and completed in accordance herewith at the liability and costs of the Future Lessor, with the exception of the costs Requested Changes (if applicable), which will be reimbursed by the Future Lessee to the Future Lessor in a manner agreed herein;

(ii)	the legally effective Use Permit is issued and delivered with a written notice regarding the same to the Future Lessee;

(iii)
expiration of a full period of each Early Access, however this condition shall be deemed fulfilled in case the Early Access could not be granted by the Future Lessor on the dates set out in the Article 3.1 exclusively due to the default hereunder by the Future Lessee and only for period of such default; and

(iv)	expiration of a full period for installation of the machinery and equipment / technology (i.e. granting of access to completed Property by the Future Lessor on or before December 15th, 2013);
The Future Lessor shall ensure fulfillment of all the above conditions for Hand-Over in accordance with the terms and conditions hereof, and in such timely manner so that the Lease Agreement may be executed and the lease of the Property may commence as of the Target Date at latest.

7.2
For avoidance of doubt the Parties confirm that during the construction process each Party shall be responsible for implementation of its own works and for such purpose they attach as Annex 5A, Annex 5B and Annex 18 hereto a general description of responsibilities of the Parties within construction process, mainly to identify major obligations of the Future Lessor with respect to a shell & core completion of the Facility, Property and Extension.

7.3
The Parties agreed that they shall jointly start to inspect the Property and Extension to evaluate their readiness for the final handover already from the Early Access Dates upon notification of the Future Lessor delivered to the Future Lessee. During this time period until the Hand-Over the Parties shall organize regular inspections to the Property and Extension in order to identify the potential defects and, if possible, ensure their removal until the Hand-Over. This does not relieve the Future Lessor from its obligation to complete and handover the Property and complete Extension (in the extent described hereunder) on time and in accordance herewith.

On the Hand-Over the Future Lessor and the Future Lessee shall be obliged to carry a hand over inspection during which the Parties shall check and record the status of the Property and Extension and its compliance with the site and floor plans and preliminary construction documents attached hereto, Technical Specifications, Requested Changes (if applicable), Specification of Property Use and quality standards, sign a final protocol recording the inspection and state of the Property and Extension and attach actual site and floor plans and updated Technical Specifications to this protocol, as well as, note in the protocol any evident defects and backlogs of the Property and Extension (only to the extent of the Extension Defects) and handed over keys and documentation relevant for use of the Property by the Future Lessee as in Article 7.6 below (hereinafter referred to as the “Hand-Over Protocol”) draft of which is attached hereto as Annex 12. The final plans and Technical Specifications according to preceding sentence shall be then attached to the Lease Agreement. The Parties shall expressly confirm in the Hand-Over Protocol that the Future Lessee accepts or rejects the Property (otherwise it is deemed rejected). The Future Lessor shall notify the Future Lessee in writing regarding hand over inspection at least five (5) business days in advance.
Should any defects of the Property and/or Extension (only to the extent of the Extension Defects) be identified at the time of the hand-over, the Future Lessee is not obliged to take-over the Property. The defects shall be deemed the defects identified by the building authority in the Use Permit that legally or technically prevent or hinder the use of the Property in accordance with the Lease Agreement and cause the Property or part thereof to be found legally or technically unfit for use and for the purpose agreed under the Lease Agreement and/or major or minor (other than so called “cosmetic defects”) defects and backlogs identified by the Future Lessee and/or deviations exceeding the permitted level under Article 3.3 hereof and/or Extension Defects. The Future Lessor shall remove all above mentioned defects at the Target Date at latest and should the Future Lessor fail to do so, it shall be in default hereunder. For avoidance of doubt the Parties confirm that the Future Lessee shall be obligated to accept Hand - Over only in case of no defects mentioned above. The Parties confirm that the Extension is not subject to hand over to the Future Lessee and despite confirmation of its status by the Future Lessee the Future Lessee shall have no liability in respect thereof. However the Parties shall inspect and confirm status of the Extension as of the Hand-Over and in case of the Extension Defects, the Future Lessee shall not be obligated to confirm due completion of the Extension and also it shall be entitled to reject Hand-Over of the Property.

After all the defects identified in the Hand-Over Protocol recording the state of the Property and Extension (only to the extent of the Extension Defects) as of the Hand-Over inspection are removed by the Future Lessor, the Future Lessor shall invite the Future Lessee by a written invitation to take over the Property and confirm status of the Extension, and the new take over shall take place within a maximum of three (3) days after receipt of such request. If the Property is not taken over by the Future Lessee, again the same procedure as described above shall apply.

7.4
If despite identified defects the Future Lessee accepts Hand-Over, the Future Lessor shall remove all defects of the Property and Extension (only to the extent of the Extension Defects) at its own cost within the shortest possible time, but not later than within fourteen (14) days following signing of the Hand-Over Protocol or within a different period as it shall be agreed in the Hand-Over Protocol. Should such defects, backlogs and/or remedy works limit the Future Lessee in the use of the Property in accordance with the Lease Agreement, the Future Lessee shall be entitled to the proportional reduction of the Rent and Park Management Fee until such deviations have been cured and contractual penalty in the amount of EUR 10,000 per day of delay commencing from the Target Date. Same principles and sanctions apply with respect to removal of the hidden defects which existed on the Property and were unidentifiable at the time of Hand-Over starting from the date of notification of the above hidden defects to the Future Lessor, however only if such defects result from the construction of the Property and are not subject to ordinary wear and tear.

Without affecting the foregoing, should the Future Lessor, provided that the Future Lessee has taken over the Property and confirmed completion of the Extension despite the defects, fail to remedy such defects within the above stated period, the Future Lessee shall be entitled to remedy at any time such defects at the Future Lessor's cost, provided that (i) it has notified in writing the Future Lessor about such failure and its intention to remedy such defects by itself, and (ii) it shall preserve the warranties given by the suppliers to the Future Lessor that are known to the Future Lessee (i.e. submitted by the Future Lessor to the Future Lessee prior to commencement of the repair works; however not later than two (2) days after receipt by the Future Lessor of notice according to letter (i) above) and covering the repaired parts of the Property and/or Extension, and to set-off such reasonable and evidenced costs (considering that (i) the Future Lessee remedies Future Lessor's default and (ii) must react quickly in finding a contractor and (iii) is obligated to respect the warranties) against any amount due by the Future Lessee to the Future Lessor, including the Rent and Park Management Fee under the Lease Agreement.

7.5	The Party making the Call hereunder is obliged to amend and sign the Lease Agreement without any delays after the Hand-Over date at the latest in accordance herewith.

Should the Future Lessee or the Future Lessor, as the case may be, unreasonably fail to take or hand over the Property and / or sign or deliver the Lease Agreement within the periods stated above although the construction of the Property and Extension (to the extent described herein) has been duly completed and all relevant conditions under this Agreement fulfilled, the Future Lessee or the Future Lessor - depending on which Party is in default - shall upon written request be obliged to pay contractual penalty to the other Party (that is the Future Lessor or the Future Lessee provided they have duly performed their contractual obligations) in the amount of EUR 10,000 for each day of delay.

7.6	The wording of the Lease Agreement shall be amended especially in the following manner, unless the Parties agree otherwise:

(i)	the official date of the execution of the Lease Agreement;

(ii)
the exact and actual areas and specifications of the production / warehouse, office, sanitary/utilities, canteen areas within the Property shall be inserted, and the Rent and Park Management Fee shall be calculated and amended site and floor plans and Technical Specifications inserted; and

(iii)	all not-yet-known formal information (such as identification of the names of the representatives of the Future Lessor and the Future Lessee, contact details, missing amounts and numbers, etc.).

On the Hand-Over Date, the Future Lessor shall provide the Future Lessee with the keys and/or access codes to all exterior and interior doors, as well as with a documentation and information necessary for a use of the Property, mainly: Operation & Maintenance Manuals also in English along with report on the test results, data sheets and approval records: for all the plants and equipment (except for the equipment installed in the Property by the Future Lessee), and keys and/or access codes to all exterior and interior doors preferably in the electronic format; and As-built CAD drawings: Contract drawings, modified to reflect the actual construction and installation details, where the construction contract allows these to vary from the contract drawings attached hereto and all necessary Permits (or copies thereof) obtained for proper use of the Property by the Future Lessor. The Future Lessee has to sign the hand-over of these items on the Hand-Over Date within the Hand-Over Protocol.

7.7
None of the Parties shall bear responsibility for any negative impact or any breach hereof provided that it cannot fulfill its obligations hereunder due to reasons of Force Majeure. This provision shall apply mutatis mutandis to obligations of all Parties hereto. For the purpose hereof, “Force Majeure” shall mean a delay caused by strikes, lockouts or similar labour disruptions; earthquakes, fire, floods or similar natural disasters; significant and documented unusual and unanticipated weather delays; war, riot or civil insurrection; governmental moratoriums; or other similar causes beyond Party's control which could not be reasonably foreseen by the Party. For the avoidance of doubt, the Parties agree that for the purposes of this Agreement “Force Majeure” shall not include any of the risks associated with the activities of a real estate developer/lessor (such as, without limitation, failure or delay by sub-contractors in meeting deadlines, failure or delay in obtaining licenses-permits-certificates from competent authorities caused by reasons on side of the Future Lessor, unavailability of money or financing proceeds, negative effects of financial/economic crisis).

ARTICLE VIII.

DISPUTE RESOLUTION

8.1
All disputes arising from this Agreement and in connection with it, including any disputes in respect of the validity thereof, shall be finally decided in arbitration proceedings before the Arbitration Court affiliated to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in Prague by three (3) arbitrators appointed in accordance with the Rules of the Arbitration Court affiliated to the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic in Prague. The award issued by these arbitrators shall be final, binding upon the Parties and enforceable. The language of the legal proceedings shall be English.

ARTICLE IX.

ASSIGNMENT AND TRANSFER OF RIGHTS

9.1
The Future Lessor shall be entitled to assign in full all its rights and obligations hereunder or resulting from this Agreement to a company belonging to the group (for the purpose of this Agreement member of the group is an entity belonging to concern pursuant to Section 66a of the Act 513/1991 Coll., as amended, the Commercial Code) provided that (i) such company shall become the sole owner of the Facility and Property and Extension (including the Land, or shall become a lessee under the Land Agreement with Brno), (ii) all rights and obligations hereunder or resulting herefrom shall be assigned to such entity, including the Guarantee (as defined in Article 12.1 below), (iii) such company shall warrant a free, unrestricted, full access to the Property and Extension (if applicable) and (iv) such a company shall provide the Future Lessee in advance with (a) a parent company guarantee guaranteeing due fulfillment of the obligations hereunder and under the Lease Agreement and form of which forms Annex 13 hereto to be issued by a parent company of the company to which this Agreement is assigned, provided that is has the same or better financial standing as the current guarantor of the Future Lessor, or (b) a guarantee form of which forms Annex 13 hereto issued by the current guarantor of the Future Lessor. In addition the Future Lessor shall be entitled to assign receivables and Guarantee herefrom to a bank financing the construction of the Property.

The Future Lessor undertakes to inform the Future Lessee in writing about such contemplated transfer of rights and obligations.
Future Lessor undertakes to ensure and guarantee that in case it transfers its ownership rights towards the Facility and Property and Extension and/or any of its parts, the Future Lessee shall remain entitled to use the Property and Extension (if applicable), as under the Lease Agreement to the same extent and under the same terms and conditions and for the entire term agreed in the Lease Agreement.
The Parties have agreed that, should the Future Lessor assign or transfer its rights and obligations hereunder it should guarantee or ensure that its guarantor hereunder duly guarantees fulfillment of the obligations related to future expansions and right of first refusal hereunder for the Future Lessee; otherwise such provisions remain enforceable also against the Future Lessor or its guarantor.

9.2
The Future Lessee shall be entitled to assign and transfer all rights and obligations under this Agreement to any entity belonging to the same group of companies as the Lessee, controlled by, controlling or under common control of the Future Lessee pursuant to the § 66a of the Act No. 513/1991 Coll., the Commercial Code, as amended (hereinafter referred to as the “Future Lessee Affiliate”) under the fulfillment of the following conditions:

(i)
the Future Lessee shall inform the Future Lessor in writing about any contemplated assignment of rights and obligations under this Agreement to any Future Lessee Affiliate at the latest thirty (30) days prior such assignment (hereinafter referred to as the “Day of Assignment”);

(ii)	at the time of such assignment, the Future Lessee Affiliate shall have the same or better financial standing than the Future Lessee had at the time of concluding hereof;

(iii)
prior the Day of Assignment all payable financial obligations of the Future Lessee, especially the Compensation (if applicable), arising out of or howsoever connected with this Agreement and existing as of the Day of Assignment shall be paid to the Future Lessor in accordance with this Agreement;

(iv)
prior the Day of Assignment a new Guarantee substituting the Future Lessee's Guarantee in a form attached as Annex 7 hereto securing from the Day of Assignment fulfillment of all financial obligations of the Future Lessee Affiliate arising out of this Agreement shall be delivered to the Future Lessor and the Future Lessor shall return the original Guarantee to the Future Lessee upon receipt of the new Guarantee.

9.3
Notwithstanding the foregoing, the Future Lessee, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without consent of the Future Lessor in connection with a merger, reorganization, transfer, sale of assets, or change of control or ownership of Future Lessee, or its permitted successive assignees or transferees provided that: (i) the Future Lessee documents to the Future Lessor on or before assignment or transfer or delegation that the Future Lessee's successor hereunder has the same or better financial standing than the Future Lessee had at the time of conclusion hereof, (ii) all rights and obligations hereunder or resulting herefrom shall be transferred or assigned to such entity, including CTP Guarantee (as defined below), (iii) such a company shall provide the Future Lessor in advance with (a) a parent company guarantee guaranteeing due fulfillment of the obligations hereunder and under Lease Agreement and form of which forms Annex 7 hereto to be issued by a parent company of the company to which this Agreement is assigned, provided that is has same or better financial standing as the current guarantor of the Future Lessee, or (b) a guarantee form of which forms Annex 7 hereto issued by the current guarantor of the Future Lessee. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assignees.

9.4
Only if all the conditions mentioned under the letters (i) to (iv) of Article 9.2 are fulfilled as of the Day of Assignment, the Parties hereto and the Future Lessee Affiliate shall, within thirty (30) business days following request of any Party or the Future Lessee Affiliate, enter into an amendment to this Agreement upon which all rights and obligations of the Future Lessee shall be transferred to the Future Lessee Affiliate, which shall take over all rights and obligations of the Future Lessee arising from this Agreement.

In case the conditions mentioned under the letters (i) to (iv) of Article 9.2 are not fulfilled, the assignment of rights and obligations to the Future Lessee Affiliate shall not be effective vis-à-vis to the Future Lessor, and the Future Lessee shall stay a contractual Party hereto.

ARTICLE X.
EXTENSION

10.1	The Future Lessor shall until the days specified in Article 3.1 construct and complete also:

(i)
an additional production/warehouse part of Facility D2 known as building “D2.3” with a footprint area of 12,215 sq m consisting of the production/warehouse area with a size of 12,215 sq m, to be located on another part of the land plot No. 2828/1 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto and to be constructed according to the site plan and floor plan hereunder, technical specification attached in Annex 18 hereto (hereinafter referred to as the “Technical Specification D2.3”) and preliminary construction documents forming an Annex 15 hereto (such part of the Facility D2 hereinafter referred to as the “Extension Production/Warehouse Building D2.3”), and

(ii)
additional adjacent paved areas consisting of an outer yards with a size of 2,580 sq m for an exclusive use by the future lessee of the Production/Warehouse Building D2.3 containing a car park area with 47 surface car parking lots for an exclusive use by the future lessee of the Production/Warehouse Building D2.3, to be also located on the additional part of the land plot no. 2828/1 as above and to be constructed in accordance with the site plan forming an Annex 1 hereto, Technical Specification D2.3 hereto and preliminary construction documents forming an Annex 15 hereto (hereinafter referred to as the “Extension Paved Areas D2.3”), this all under the conditions agreed below.

Extension Production/Warehouse Building D2.3 and Extension Paved Areas D2.3 shall be hereinafter jointly referred to as the “Extension”.

The Extension shall be subject to inspection and confirmation of its status - completion together with the Property subject to conditions described herein.

10.2
The Future Lessee hereby acknowledges that the Extension shall be leased to a third party and that the Future Lessee shall be entitled to request the lease of the Extension upon a delivery of a written extension notice to the Future Lessor at least eighteen (18) months before the presumed lease commencement date of the Extension (hereinafter referred to “Extension Notice”), however the Extension Notice can be delivered to the Future Lessor on October 1st, 2017 at latest. Should the Future Lessee exercise its extension right as mentioned above, the Future Lessor shall then be obligated to hand over and lease the Extension, in good conditions, free of any goods and without any defects to the Future Lessee within eighteen (18) months following the date of receipt of the Extension Notice by the Future Lessor (hereinafter referred to as the “Extension Target Date”). Within this period the Future Lessor shall be obliged to return the Extension into condition outlined in the Technical Specification D2.3 and increase the area of outer yards for an exclusive use by the Future Lessee by 140 sq m to a total size of 2,720 sq m and increase a number of surface car parking places by number 42 to a total number of 89 surface car parking lots for an exclusive use of the Future Lessee (as outlined in the site plan forming an Annex 1 hereto). The Parties shall sign an amendment to the Lease Agreement or a new lease agreement the subject of which shall be the lease of the Extension within thirty (30) days following the Future Lessee's notice. The amendment to the Lease Agreement or the new lease agreement shall be concluded in all material aspects under the same conditions as this Agreement and the Lease Agreement (in particular an obligation of mutual cooperation, construction, hand-over, measurements, conditions for completion, requested changes, rent for production/warehouse space - EUR 3.79 per sq m per month + VAT, rent for outer yard - EUR 1,150 per whole area per month + VAT and rent for car park - EUR 1 per place per month + VAT, and no adjustment (increase) shall apply in this respect). The lease term of the Extension as well as the term of lease of the Property under the Lease Agreement shall terminate at the same moment, by expiration of premature termination. Should the Future Lessor fail to provide the Extension within the above period, it shall be obligated to pay to the Future Lessee a contractual penalty in the amount of EUR 10,000 for each commenced day of delay. For avoidance of doubt, the penalty hereunder is not applicable in case the delay is caused by the default of the Future Lessee (e.g. lack of the Future Lessee's cooperation) and only until lasting of such default, by the authorities (acting beyond or in breach of their duties) or by Force Majeure. If the Future Lessee requires carrying such production operations within the Extension, nature of which will be different than the operations carried out within the Property and as a result thereof there will be need to obtain an Environmental Permit, obtaining of which would cause that the Future Lessor would not be able to deliver the Extension on the Extension Target Date, the Parties shall in good faith negotiate prolongation of the delivery period. Should the Lease Agreement be already signed and stipulate sanctions with respect to breach of identical obligation of the Future Lessor the sanctions under the Lease Agreement shall apply.

The more detailed information about the execution of the extension right by the Extension Notice and following steps to be undertaken by the Parties leading to a conclusion of an amendment to the Lease Agreement, as well conditions of such amendment to be concluded between the Parties, shall be described in the Lease Agreement which is attached as Annex 3 hereto.

For avoidance of doubt, failure to excercise Extension option hereunder by the Future Lessee shall not affect Future Lessee's right to Right of First Refusal hereunder or under the Lease Agreement.

10.3
Competition and Non-Disturbance Clause. The Future Lessor undertakes not to lease any part of the Extension to any of the companies (including their subsidiaries, affiliates or any other enterprises in which they directly or indirectly participate) performing their business activities in fields mentioned in the list attached as Annex 8 hereto or to a company, business operations of which would periodically exceed the limits of the vibration, EMI and acoustic as specified in Annex 16 hereto.

The Future Lessor undertakes that any of its construction and other activities in the Extension would not exceed the limits of the vibration, EMI and acoustics as specified in Annex 16 hereto after the Commencement Date.

Should the Future Lessor breach any of its obligations under this Article, it shall pay to the Future Lessee the contractual penalty in the amount of EUR 10,000 per each day of delay. Should the Future Lessor fail to remedy the above breach within thirty (30) days, the Future Lessee may terminate this Agreement with an immediate effect upon a delivery of the written notice to the Future Lessor. Should the Lease Agreement be already signed and sanctions with respect to breach of identical obligation of the Future Lessor be agreed therein, the sanctions under the Lease Agreement shall apply.

10.4
The Future Lessor further undertakes to ensure that: (i) any lessee of the Extension or its any part shall not disturb or limit the Future Lessee's operation in the Property, (ii) such lessee shall together with the Future Lessee contribute on proportional basis to the operating expenses connected with the use and management of the Property, Extension and CTPark Brno II, (iii) there will be “house rules” set up by the Future Lessor and the Future Lessee to govern the mutual relationship between the Future Lessee and the lessee of the Extension which will be binding for the Future Lessor, Future Lessee and for the lessee of the Extension. In the event of any disruption of the Future Lessee's operation in the Property by any lessee of the Extension, the Future Lessor shall pay to the Future Lessee the contractual penalty in the amount of EUR 10,000 per each commenced day of limitation since the third (3rd) day (inclusive) after the delivery of a written notice by the Future Lessee regarding such disruption, provided that the Future Lessor did not remedy the claimed disruption within first two (2) days after the delivery of such written notice by the Future Lessee regarding such disruption. Should the Lease Agreement be already signed and sanctions with respect to breach of identical obligation of the Future Lessor be agreed therein, the sanctions under the Lease Agreement shall apply.

ARTICLE XI.
RIGHT OF FIRST REFUSAL

11.1
In addition to any other similar right which the Future Lessee may be entitled to pursuant to any mandatorily applicable provisions of Czech law, the Future Lessor hereby grants or undertakes to ensure granting to the Future Lessee a right of first refusal for lease of any space within:

(i)	the Extension, and/or

(ii)
the building registered on the date hereof in cadastre as the building under construction built on the land plot No. 2828/227 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, and/or

(iii)
the building registered on the date hereof in cadastre as the building registered on the date hereof in cadastre as the building under construction built on the land plot No. 2828/232 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, and/or

(iv)
the new building to be built on the land plot No. 2828/1 located in the cadastral area of Èernovice, municipality of Brno, district of Brno-mìsto, as this building is marked on the plan forming an Annex 17 hereto (hereinafter referred to as the “Intended Building”), if such Intended Building will be constructed,

(v)
including paved areas directly adjacent to the Extension and/or to the buildings mentioned above in points (ii) - (iv) (hereinafter all together or each of it separately referred to as the “Additional Property”) in future (hereinafter referred to as the “Right of First Refusal”).

11.2
In the event that the Future Lessor offers to and/or receives from any third party request for leasing the Additional Property (hereinafter referred to as the “Third Party Lease Offer”), it shall so notify in writing to the Future Lessee within thirty (30) days from receipt of the Third Party Lease Offer, thereby giving an appropriate information on: (i) the rent offered and (ii) the specification of the Additional Property, and (iii) all other appropriate information, such as lease term, break options, rent free periods, contributions, etc.

11.3
The Future Lessee shall have a right to notify in writing, within forty five (45) days following a receipt of the notification of the Third Party Lease Offer from the Future Lessor, whether it intends to lease the Additional Property at the same terms and conditions of the Third Party Lease Offer.

11.4
The execution of the future lease agreement or amendment to the Lease Agreement regarding the lease of the Additional Property shall be made within thirty (30) days from a receipt by the Future Lessor of the Future Lessee's communication notifying its intention to lease the Additional Property at such date, place and time as shall be communication in writing by the Future Lessee to the Future Lessor under the same terms and conditions as specified herein or the Lease Agreement (except for rent and commercial terms specified in the Third Party Lease Offer).

11.5
If the Future Lessee does not accept the terms and conditions of the Third Party Lease Offer or does not response to the notice from the Future Lessor within the period mentioned above in the Article 11.3, the Future Lessor may lease such Additional Property to the entity identified in the Third Party Lease Offer only based on not more favorable conditions than stipulated in the Third Party Lease Offer. The Right of First Refusal hereunder shall apply anytime such Additional Property becomes vacant and potentially leased or if is not leased under the Third Party Lease Offer and negotiations start with another third party.

ARTICLE XII.
FINAL PROVISIONS

12.1
The Future Lessee is obliged to provide the Future Lessor with a parent company guarantee issued for the benefit of the Future Lessor in the form attached as Annex 7 within thirty (30) days after the conclusion hereof (hereinafter referred to as the “Guarantee”). The Guarantee shall cover financial risks arising under and in connection with this Agreement and the Lease Agreement. The Guarantee shall not be assignable otherwise than as stipulated under Article 9.1 above. The Future Lessee is obliged to keep this Guarantee valid and enforceable during the entire time hereof and the term of the Lease Agreement. Should the Future Lessee breach this obligation, the Future Lessor shall be entitled to a contractual penalty equal to EUR 500,- per each day the default of the Future Lessee is lasting. Should the Lease Agreement be already signed and sanctions with respect to breach of identical obligation of the Future Lessee be agreed therein, the sanctions under the Lease Agreement shall apply.

The Future Lessor is obliged to provide the Future Lessee with a company guarantee issued by CTP Invest, spol. s r.o. (Identification No.: 261 66 453) for the benefit of the Future Lessee in the form attached as Annex 13 within thirty (30) days after the conclusion hereof (hereinafter referred to as the “CTP Guarantee”). The CTP Guarantee shall cover financial risks arising under and in connection with this Agreement and Lease Agreement. The CTP Guarantee shall be assignable together with this Agreement, as stipulated under Articles 9.2 and 9.3 above to the Future Lessee Affiliate. The Future Lessor is obliged to keep the CTP Guarantee valid and enforceable during the entire time hereof and Lease Agreement. Should the Future Lessor breach this obligation, the Future Lessee shall be entitled to a contractual penalty equal to EUR 500,- per each day the default of the Future Lessor is lasting. Should the Lease Agreement be already signed and sanctions with respect to breach of identical obligation of the Future Lessor be agreed therein, the sanctions under the Lease Agreement shall apply.

12.2
The Future Lessor is entitled to withdraw from this Agreement in case it does not sign a standard bank loan enabling it to start the construction of the Property until July 15th, 2012. In such a case the Future Lessor shall pay to the Future Lessee a compensation for already expended costs and damages in the amount of a lump sum equal to EUR 250,000.

12.3
Save as otherwise agreed in writing by the Parties, this Agreement shall be effective from the date hereof and shall continue to be valid and effective between the Parties until all obligations provided herein have been duly performed and/or all rights granted herein have been exercised and/or have expired.

12.4
By sending to the Future Lessor the relevant notice through registered mail, the Future Lessee shall have the right (but not obligation) to withdraw from this Agreement, which shall then cease to have any validity whatsoever, without prejudice to the right of the Future Lessee to contractual penalties and/or damages agreed hereunder, if the Early Access and/or Commencement Date does not occur within six (6) months following Target Date, unless such delay is exclusively due to default of the Future Lessee. In case of delay caused by the circumstances that fall exclusively within the responsibility of the Future Lessee, the new date, on which the Future Lessee has the right to withdraw from this Agreement, shall be extended for the period of delay that the Future Lessee bears responsibility for. It is understood that, in any event, in case of withdrawal from this Agreement, other than for breach by the Future Lessee, the Future Lessor shall not be entitled to any reimbursement or any other indemnity from the Future Lessee for any activity, including part or all the works done at any given time or at any other title.

12.5
Any notice required or authorized to be given under this Agreement shall be made in writing and signed by (or by a person duly authorized by) the person giving it and may be hand delivered or delivered by registered post or courier to the address of the relevant Party as specified below (or to such other address as shall have been duly notified in accordance with this Article):

(i)	If to the Future Lessor:
CTP Invest, spol. s r.o.
Address: Humpolec, Central Trade Park D1 1571, Postal Code 396 01, Czech Republic
Attn.: Remon Leonard Vos, Executive

(ii)	If to the Future Lessee:
FEI Czech Republic s.r.o.
Address: Brno, Podnikatelská 2956/6, Postal Code 612 00, Czech Republic
Attn: Jiri Ocadlik, WW VP Manufacturing

with copy to:
FEI Company
Address: 5350 NE Dawson Creek Drive, Hillsboro, OR, Postal Code 97124-5793, USA
Attn.: Brad Thies, General Counsel

All correspondence, notices, requests, records and other documents between the Future Lessor and the Future Lessee hereunder shall be produced in Czech or English language, unless agreed otherwise by the Parties and shall be deemed delivered, in case of registered post delivery, by the recipient on fifth (5th) day following the day on which the respective message was handed over for the registered post delivery.

12.6	This Agreement shall be governed by the Czech law.

12.7
If any provision of this Agreement is or becomes invalid or unenforceable, other provisions shall remain fully valid and enforceable and the Parties shall replace such invalid or unenforceable provisions by another provision, which shall come closest to the original intent of the Parties.

12.8	This Agreement has been executed in 2 (two) counterparts in the English language. Both Parties shall receive 1 (one) counterpart hereof.

12.9
This Agreement may be amended or modified only by a written instrument signed by all the Parties hereto. Any termination (including withdrawal) hereof must be in writing and delivered to the other Party.

The Parties acknowledge that the Future Lessee shall have the right to file notice of this Agreement and Lease Agreement, copies of this Agreement and Lease Agreement and any annexes, changes and amendments thereto to the extent that the Future Lessee or any parent or related entity are required to do so by laws applicable to such entity.

12.10	The following Annexes form an integral part of this Agreement:
Annex 1 - Site Plan of the Building and Land including Paved Areas and Extension Paved Areas D2.3
Annex 2 - Excerpt from the cadastre regarding the Land
Annex 3 - Draft of the Lease Agreement
Annex 4A - Floor Plan of the Production/Warehouse Building D2.2 and Extension Production/Warehouse Building D2.3, including designation of the production area
Annex 4B - Floor Plans of the Office Building D2.1
Annex 5A - Technical Specifications of Production/Warehouse Building D2.2
Annex 5B - Technical Specifications D2.1
Annex 6 - Specification of the Property Use
Annex 7 - Form of the Guarantee
Annex 8 - List of the Competing Companies
Annex 9 - Copy of the Land Agreement with Brno
Annex 10 - Draft of the Early Access Protocol
Annex 11 - Specification of the Permitted Defects as of the Early Access
Annex 12 - Draft of the Hand-Over Protocol
Annex 13 - Form of CTP Guarantee
Annex 14 - Construction Schedule
Annex 15 - Preliminary Construction Documents
Annex 16 - Vibration, EMI and Acoustic Limits
Annex 17 - Plan of the Intended Building
Annex 18 - Technical Specifications of Extension Production/Warehouse Building D2.3

In Humpolec on June 4th, 2012	In Hillsboro, OR on June 1st, 2012

CTP Property X, spol. s r.o.	FEI Czech Republic s.r.o.
Remon Leonard Vos	Bradley J. Thies
Executive	Executive

FEI Czech Republic s.r.o.
Raymond A. Link
Executive